Exhibit 99.3

Execution Version

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 11, 2023 by and between New Genetron Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and the persons set forth on Schedule A hereto (each, a “Rollover Shareholder”, and collectively, “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Genetron New Co Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Genetron Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, on the date hereof, each of the Sponsors (or their respective Affiliates, as defined in the Merger Agreement), Mr. Sizhen Wang, Parent and Merger Sub entered into an Interim Investor Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Interim Investor Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees and certain other matters;

WHEREAS, as of the date hereof, each Rollover Shareholder is a “beneficial owner” (which, for the purpose of this agreement, shall have the meaning as defined in Rule 13d-3 under the Exchange Act) of the Shares (including, for the purpose of this Agreement, Shares represented by ADSs) as set forth opposite its or his name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”) (the Rollover Shares, together with any other Shares or Equity Securities of the Company acquired, whether beneficially or of record, by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise or vesting of any award under any Company Share Plan, or any other options or warrants, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transactions and in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) on the terms and subject to the conditions herein, vote all of the Securities in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and (b) have its or his Rollover Shares cancelled for no cash consideration in exchange for newly issued ordinary shares, par value US$0.0001 per share, of Parent (the “Parent Shares”), upon the terms and conditions set forth herein;

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the “Term”), at the Shareholders Meeting or any other meeting (whether annual or extraordinary) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, each Rollover Shareholder hereby irrevocably and unconditionally agrees that it or he shall, and shall cause its or his Affiliates to, (i) in the case of a meeting, appear or cause its or his representative(s) to appear at such meeting or otherwise cause its or his Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder’s Securities:

(a) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against the approval of any Competing Transaction or any action contemplated by a Competing Transaction, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition with, mutually exclusive with or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of its or his obligations under this Agreement including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries, other than the Merger; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who (x) are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement or (y) replace directors of the Company appointed by such Rollover Shareholder; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Shareholders Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered as may be reasonably requested by Parent in order to consummate the Transactions, including the Merger, and

(f) in favor of any other matter necessary or reasonably requested by Parent to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Rollover Shareholder hereby irrevocably and unconditionally appoints Parent and any designee thereof, each of them individually, as its or his true and lawful proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities solely in respect of the matters described in and in accordance with Section 1.1 above at the Shareholders Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it or him prior to the execution of this Agreement in respect of the voting of its or his Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder’s Securities to the extent that such prior proxies, powers of attorney, instructions or other requests conflict or are inconsistent with the proxy granted under this Section 1.2. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to give effect to this proxy.

(b) Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be durable and irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then such Rollover Shareholder agrees to vote its or his respective Securities in accordance with Section 1.1 above as instructed in writing by Parent, or any designee of Parent prior to the termination of this Agreement.

Section 1.3 Restrictions on Transfer. Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it or he shall not, and shall cause its or his respective Affiliates not to, directly or indirectly, (a) dispose of any Securities of the Company or any beneficial ownership thereof, or directly or indirectly (x) sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”) or permit the Transfer by any of its Affiliates of an interest (including without limitation any beneficial interest) in any Securities of the Company, (y) enter into any Contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities of the Company or any beneficial ownership thereof, or any right, title or interest thereto or therein, unless such Transfer is a Permitted Transfer, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (c). Any purported Transfer or any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein (a “Derivative Transaction”) in violation of this Section 1.3 shall be null and void.

Article II

NO SOLICITATION

Section 2.1 Restricted Activities. During the Term, each Rollover Shareholder, solely in its or his capacity as a shareholder of the Company, shall not, directly or indirectly, either alone or with or through any Affiliates or Representatives authorized to act on its or his behalf: (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other Person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other Person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities of the Company or any beneficial ownership thereof or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is inconsistent with the provisions of this Agreement or the transaction as contemplated under this Agreement or (v) or solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other Person regarding the matters described in clauses (i) to (iv) above. For the purpose of this Agreement, “Competing Proposal” shall mean a proposal, offer or invitation to the Company, a party hereto or any of their respective Affiliates (other than the Transaction), that relates to a Competing Transaction.

Section 2.2 Notification. Each Rollover Shareholder, solely in its or his capacity as a shareholder of the Company, shall and shall cause its or his Affiliates as applicable to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal. During the Term, each Rollover Shareholder shall promptly advise each other party of (a) any Competing Proposal, (b) any request for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation regarding a Competing Proposal, in each case of (a) through (c), to the extent received by it or him in its or his capacity as a shareholder of the Company, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms (including any material changes thereto) of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). This Section 2.2 shall not apply to any Competing Proposal received by the Company.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its or his capacity as a beneficial owner of the Securities owned by it or him and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder or its Affiliates to take, or refrain from taking, any action in such person’s capacity as a director or officer of the Company.

Article III

ROLLOVER

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, all of each Rollover Shareholder’s right, title and interest in and to its or his Rollover Shares shall be cancelled at the Closing for no cash consideration. Each Rollover Shareholder shall take all actions necessary to cause its or his Rollover Shares to be treated as set forth herein. Other than its or his Rollover Shares, all Equity Securities of the Company held by such Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

Section 3.2 Issuance of Parent Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Parent shall issue Parent Shares in the name of such Rollover Shareholder (or, if designated by such Rollover Shareholder, one or more Permitted Transferees of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name under the column titled “Parent Shares” on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration, or any other merger consideration in respect of the Rollover Shares held by such Rollover Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a lower price per share than the Parent Shares issued hereunder (it being understood that the Parent Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Share having a value equal to the Per Share Merger Consideration).

Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing. At the Rollover Closing, Parent shall deliver to each Rollover Shareholder an updated register of members of Parent, certified by the registered office provider of Parent, evidencing the ownership of the Parent Shares issued to such Rollover Shareholder or its designee pursuant to Section 3.2. As promptly as practicable but in any event no later than five (5) Business Days after the Rollover Closing, Parent shall deliver to such Rollover Shareholder(s) the original share certificate(s) for the Parent Shares issued to such Rollover Shareholder or its designee pursuant to Section 3.2.

Section 3.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Rollover Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any of its or his Rollover Shares (if any) shall deliver or cause to be delivered to Parent all certificates representing its or his Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street names, book entries or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement, including converting its or his ADSs into Shares prior to the Rollover Closing and paying any applicable fees, charges and expenses of the Company’s depositary and government charges due to or incurred by the Company’s depositary in connection with the conversion of its or his ADSs into Shares.

Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ROLLOVER SHAREHOLDERS

Section 4.1 Representations and Warranties. Each Rollover Shareholder hereby represents and warrants to Parent, severally and not jointly (including not jointly and severally), as of the date hereof and as of the Rollover Closing:

(a) Other than subject to terms of certain agreement(s) otherwise disclosed in the Schedule C hereto (in each case as applicable), such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) if such Rollover Shareholder is not a natural person, such Rollover Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(c) this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(e) (i) except as described herein, such Rollover Shareholder (A) is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, the Securities (unless such Securities are Transferred via a Permitted Transfer), free and clear of Liens other than as created by this Agreement or the Interim Investor Agreement (to the extent applicable), or arising under the memorandum or articles of association of the Company, and (B) has and, immediately prior to the Rollover Closing, will have sole or shared (together with its Affiliates) voting power, power of disposition, power to demand dissenter’s rights (subject to Section 4.2(b)) and power to agree to all of the matters set forth in this Agreement, with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, in each case of the foregoing clauses (A) and (B), subject to transfer restriction imposed by generally applicable securities Laws and the terms of this Agreement; (ii) except as described herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of the Securities, and the Securities are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement, the Interim Investor Agreement or pursuant to a certain concert party agreement entered into by and among Mr. Sizhen Wang’s affiliate and certain other partiers thereto on November 19, 2019; (iii) such Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; and (iv) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its or his Securities, except to the Parent as contemplated by Section 1.2 of this Agreement;

(f) except for the applicable requirements of the Exchange Act or as described herein, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority prior to the Rollover Closing is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) if such Rollover Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of such Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound, (C) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on such Rollover Shareholder or its or his properties or assets;

(g) there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its or his obligations under this Agreement;

(h) such Rollover Shareholder has been afforded the opportunity to ask such questions as it or he has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares and such Rollover Shareholder acknowledges that it or he has been advised to discuss with its or his own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(i)    such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. Each Rollover Shareholder hereby:

(a) agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its or his obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants that, without the prior written consent of each other Rollover Shareholder, such Rollover Shareholder shall not (and shall cause its Affiliates not to), directly or indirectly, acquire Beneficial Ownership of any Shares or other Equity Securities in the Company (for the avoidance of doubt, such Rollover Shareholder and its Affiliates may acquire Parent Shares pursuant to their respective Equity Commitment Letters, if any); and

(e) agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be determined by Parent to be necessary or desirable to carry out the provisions of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Closing:

(a) Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by each Rollover Shareholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Merger Sub is wholly-owned by Parent.

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, (C) violate any Law applicable to Parent or any of its properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Parent or its properties or assets.

(c) At the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Parent, free and clear of all Liens, other than restrictions (i) arising under applicable securities Laws, (ii) arising under any agreements entered into at or prior to the Rollover Closing by each Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement, or (iii) arising under the organizational documents of Parent.

(d) As of the date hereof, the authorized share capital of Parent is US$50,000 divided into 500,000,000 shares, par value US$0.0001 per share, of which, as of the date hereof, one share (the “Initial Share”) is issued and outstanding, each of which is duly authorized. validly issued, fully paid, non-assessable and wholly owned by FHP Holdings Limited. At and immediately after the Rollover Closing, the authorized share capital of Parent shall consist of 500,000,000 Parent Shares, of which, assuming the due performance by each Rollover Shareholder of its obligations under this Agreement, the Parent Shares as set forth in Schedule A to be issued pursuant to the terms herein, together with the Parent Shares to be issued pursuant to the Interim Investor Agreement and the Equity Commitment Letters and share incentive awards to be issued pursuant to the Merger Agreement, shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing. Except as set forth in the preceding sentence, those disclosed by the Company in the Company Disclosure Schedule to the Merger Agreement or otherwise agreed to by the parties in writing in advance, at and immediately after the Rollover Closing, there shall be (i) no outstanding share capital of or voting or equity interest in Parent, (ii) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in Parent, (iii) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in Parent, and (iv) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities of Parent.

(e) Other than the Buyer Group Contracts, there are no Contracts, agreement, arrangement or understanding relating to the Transactions among Parent or any of its Affiliates, on the one hand, and any Rollover Shareholder or any of its Affiliates, on the other hand.

(f)   As of the date hereof, there is no Action pending against Parent or, to the knowledge of Parent, threatened against Parent that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement.

(g) Parent has no, and prior to the Effective Time, will have no, assets (including any equity or other interest in any Person other than Parent’s equity interests in Merger Sub), liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement, the Merger Agreement and the Transactions.

Article VI

TERMINATION

This Agreement, and the obligations of each Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it or he was in with respect to ownership of its or his Rollover Shares prior to the Rollover Closing.

Article VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally or if by facsimile or email (unless an error message is generated with respect to such delivery by facsimile or email), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i) If to a Rollover Shareholder, to the addresses set opposite its or his name as set forth on Schedule A;

(ii) If to Parent:

Address:	1-2/F, Building 11, Zone 1, No. 8 Life Science Parkway, Changping District, Beijing, 102206, People’s Republic of China

Attention:	Mr. Sizhen Wang

Email:	sizhen.wang@genetronhealth.com

Section 7.2 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.3 Entire Agreement. This Agreement, the Merger Agreement, the Limited Guarantees, the Equity Commitment Letters, the Interim Investor Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4 Specific Performance.

(i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity.

(ii) Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the other parties, each other party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party waives any requirement for the securing or posting of any bond in connection with such remedy.

(iii) All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(iv) Notwithstanding anything contrary in the foregoing, under no circumstances will a party be entitled to both the monetary damages and the right of specific performance.

Section 7.5 Amendments; Waivers. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, each Rollover Shareholder and the Company (at the direction of the Special Committee). No provision of this Agreement may be waived or discharged other than by an instrument in writing signed by the party against whom the enforcement of such waiver or discharge is sought and with the prior written consent of the Company (at the direction of the Special Committee). Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party and the Company (at the direction of the Special Committee). The failure of any party to assert any of its or his rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 7.6 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of New York. Subject to the last sentence of this Section 7.6, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the Administrative Arbitration Rules of HKIAC. The arbitration shall be decided by a tribunal of three (3) arbitrators. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its or his assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 7.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, that notwithstanding anything to the contrary contained herein, the Company is an express third-party beneficiary of this Agreement and shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

Section 7.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any party without the prior written consent of the other parties and the Company (at the direction of the Special Committee), and any such assignment without such prior written consent shall be null and void; provided, that (i) Parent may assign this Agreement to the same assignee in connection with a permitted assignment of the Merger Agreement by Parent in accordance with the terms thereof and (ii) a Rollover Shareholder may, without such prior written consent, assign its or his rights and obligations under this Agreement (in whole or in part) in connection with a Permitted Transfer of its or Securities. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its or his estate, heirs, beneficiaries, personal representatives and executors.

Section 7.9 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that he or it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email pdf format or otherwise) to the other parties.

Section 7.11 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared, in each case affecting the Securities, the term “Securities” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 7.12 Definitions. For the purpose of this Agreement:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, including, for the avoidance of doubt, with respect to a Rollover Shareholder, any affiliated investment funds or investment vehicles that are advised, managed or sponsored by the general partner or investment manager of such Rollover Shareholder or any Affiliate thereof; provided, however, that with respect only to Rollover Shareholder that are private equity funds in the business of making investments in portfolio companies managed independently, including without limitation, Tianjin Kangyue, CICC Healthcare and Vivo, no portfolio company of any such Rollover Shareholder or its Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of the Rollover Shareholder or such funds) shall be deemed to be an Affiliate of such Rollover Shareholder; provided further that solely for the purposes of Sections 1.3, 2.1 and 2.2, (i) “Affiliate” of Tianjin Kangyue means any Subsidiary of Tianjin Kangyue, and “Affiliate” of CICC Healthcare means any Subsidiary of CICC Healthcare.

“Permitted Transfer” means any Transfer to a Permitted Transferee, provided that such transferee agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Schedule B.

“Permitted Transferee” mean, (a) with respect to Mr. Sizhen Wang or any of his Affiliates, (i) an Affiliate of such party which is wholly owned and Controlled by the Mr. Sizhen Wang, (ii) a member of his immediate family or a trust for the benefit of him or any member of the his immediate family or (iii) any heir, legatees, beneficiaries and/or devisees of Mr. Sizhen Wang; and (b) with respect to any other Rollover Shareholder, any Affiliate of such Party.

Section 7.13 No use of Name or Logo

Without the prior written consent of CICC, no party (other than CICC) shall, and each such party shall cause its Affiliates not to, (a) use in advertising, publicity, announcements, or otherwise, the name of CICC, or any of its Affiliates, including “China International Capital Corporation”, “中国国际金融股份有限公司”, “CICC”, “中金公司”, “CICC Capital”, “中金资本”, either alone or in combination with any associated devices and logos of the above brands or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by CICC or any of its Affiliates, except in connection with the use of such name in the Proxy Statement, the Schedule 13E-3 or any other filing or notification with any Governmental Authority in connection with the Transactions, or (b) represent, directly or indirectly, that any products or services provided by such party have been approved or endorsed by CICC or any of their Affiliates.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:
Vivo Capital Fund IX, L.P.

/s/ Frank Kung
Name:	Frank Kung
Title:	Managing Member

[Signature Page to the Rollover and Support Agreement]

SCHEDULE A

Name of Rollover Shareholder	Address of Rollover Shareholder	Rollover Shares	Parent Shares Received for Rollover
FHP Holdings Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	10,814,480	10,814,480
Hai Yan	5833 Plainview Road Bethesda MD 20817 USA	20,153,000	20,153,000
Genetron Voyage Holdings Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	6,263,000	6,263,000
Genetron United Holdings Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	7,687,000	7,687,000
Eugene Health Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	2,359,000	2,359,000
IN Healthcare Limited	Sertus Chambers P.O. Box 905 Quastisky Building Road Town Tortola British Virgin Islands	8,788,000	8,788,000
EASY BENEFIT INVESTMENT LIMITED	OMC Chambers Wickhams Cay 1 Road Town Tortola British Virgin Islands	20,865,500	20,865,500
Tianjin Kangyue Business Management Partnership (Limited Partnership) 天津康悦企业管理合伙企业（有限合伙）	36F, China World Tower B, No.1 Jian Guo Men Wai Avenue, Beijing, 100004, China	44,165,500	44,165,500
Tianjin Yuanjufu Business Management Partnership (Limited Partnership) 天津源聚福企业管理合伙企业（有限合伙）	2-1-2519, Greentown Blue Ground, Tianjin Pilot Free Trade Zone (Central Business District) China	15,035,000	15,035,000
EASY BEST INVESTMENT LIMITED	OMC Chambers Wickhams Cay 1 Road Town Tortola British Virgin Islands	2,536,000	2,536,000

Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership) 天津今创君安企业管理合伙企业（有限合伙）	2-113, Guotai Building East Side of Yingbin Avenue Tianjin Pilot Free Trade Zone (Central Business District) China	24,718,500	24,718,500
Tianjin Genetron Juncheng Business Management Partnership (Limited Partnership) 天津今创君成企业管理合伙企业（有限合伙）	2-113, Guotai Building East Side of Yingbin Avenue Tianjin Pilot Free Trade Zone (Central Business District) China	7,128,500	7,128,500
Genetron Alliance Holdings Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	5,800,000	5,800,000
Genetron Discovery Holdings Limited	Craigmuir Chambers Road Town Tortola VG1110 British Virgin Islands	4,339,500	4,339,500
Vivo Capital Fund IX, LP	c/o The Corporation Trust Company Trust Center 1209 Orange Street County of New Castle Delaware 19801 USA	28,574,300	28,574,300
CICC Healthcare Investment Fund, L.P.	36F, China World Tower B, No.1 Jian Guo Men Wai Avenue, Beijing, 100004, China	13,659,000	13,659,000
Alexandria Venture Investments, LLC	251 Little Falls Drive Wilmington Delaware 19808 USA	6,829,500	6,829,500
Tianjin Tianshu Xingfu Corporation Management L.P. 天津天枢幸福企业管理合伙企业(有限合伙)	2-113, Guotai Building East Side of Yingbin Avenue Tianjin Pilot Free Trade Zone (Central Business District) China	3,839,525	3,839,525
Eminence Legend Consultancy (HK) Limited	Room 905, 9/F Wing Kwok Centre No. 182 Woosung Road Jordan Hong Kong	4,068,350	4,068,350
Ke Li	450 Country Club Dr Apt E Simi Valley CA 93065 USA	68,300	68,300

Xiao Yu Lu	4659 W 4th Ave Vancouver BC V6R 1R6 Canada	676,100		676,100
Zuo Xiang	House D2 Island View 32A Hang Hau Wing Lung Road Clearwater Bay Kowloon Hong Kong	68,300		68,300
Peng Pamela Yan	Unit 602 Building 22 Lane 188, Jinbang Road Changning Shanghai China	102,400		102,400
Hong Chen	327 Spokane Street Richland WA 99354 USA	136,600		136,600
Jiayin Zhang	#3068 Gahood International Commercial Resident Villa Hou Sha Yu Town Shunyi District Beijing China 101318	68,300		68,300
Genetron Health (Hong Kong) Company Limited	Room 19C Lockhart Centre 301-307 Lockhard Road Wanchai Hong Kong	918,000	[1]	918,000
Sizhen Wang	1-2/F, Building 11, Zone 1, No.8 Life Science Parkway Changping District, Beijing, 102206 People’s Republic of China	11,313,140		11,313,140
SUPER SAIL, LLC	251 Little Falls Drive Wilmington Delaware 19808 USA	8,990,000		8,990,000
Wei-Wu He	4919 Rebel Ridge Dr. Sugarland TX 77478 USA	3,431,960		3,431,960
Huiying Memorial Foundation	4919 Rebel Ridge Dr. Sugarland TX 77478 USA	2,068,040		2,068,040

[1]	After deducting (i) 43,000 shares underlying the Company Restricted Shares held by Dr. Webster Cavenee, Ph.D. and paid out in cash in accordance with Section 2.02(f) of the Merger Agreement from (ii) 961,000 shares currently held by Genetron Health (Hong Kong) Company Limited.

WEALTH FAITH INVESTMENT LTD.	3 13 East Bay Street, PO Box N-3242, Montague Sterling Centre, Nassau. Bahamas	1,521,000	1,521,000
Qijing Li	104 Green Willow Ct., Chapel Hill, NC 27514 USA	932,800	932,800
Xiao Fan Wang	3619 Dover Road, Durham, NC 27707	250,700	250,700
Jing Zhu	Room 904, Harbor Centre, 25 Harbor Rd, Wanchai, HK	275,000	275,000
Kensington Trust Singapore Limited ato IS&P (First Names Singapore) Retirement Fund – FN45	14 Robinson Road, #12-01/02 Far East Finance Building, Singapore 048545	500,000	500,000
Kevin Ying Hong	Room 937 Yujing Huayuan Houshayu Yuyang Road Shunyi District Beijing China	2,507,000	2,507,000
EVER PRECISE INVESTMENTS LIMITED	Vistra Corporate Services Centre Wickhams Cay II Road Town Tortola VG1110 British Virgin Islands	5,698,690	5,698,690

SCHEDULE B

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Rollover and Support Agreement dated as of October 11, 2023 (the “Agreement”) by and among New Genetron Holding Limited and the Rollover Shareholders named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Joinder Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain Securities subject to the terms and conditions of the Agreement.

2. Agreement. Transferee (i) agrees that the Securities acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Rollover Shareholder thereunder.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[Signature page follows]

SCHEDULE C

1.	A Share Charge dated July 2, 2019 between FHP Holdings Limited and Genetron Alliance Holdings Limited together with certain released parties and 屹康（宁波）医疗投资管理有限责任公司, with each released party’s obligations released pursuant to certain Deed of Release dated June 1, 2021

2.	A Share Charge dated October 28, 2021 by FHP Holding Limited and Genetron Discovery Holding Limited in favor of Wealth Strategy Holding Limited